UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12
The Management Network Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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THE MANAGEMENT NETWORK GROUP, INC.
7300 COLLEGE BOULEVARD, SUITE 302
OVERLAND PARK, KANSAS 66210

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held January 21, 2010

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of THE MANAGEMENT NETWORK GROUP, INC., a Delaware corporation (the “Company”), will be held on January 21, 2010, at 9:00 a.m. local time, at the offices of Bingham McCutchen LLP, 2020 K Street NW, 11th Floor, Washington, DC 20006-1806, to consider and vote upon the following matters:

1. The approval of a proposed amendment to the Company’s Certificate of Incorporation, which would effect a 1-for-5 reverse stock split of the Company’s issued and outstanding common stock, and in connection therewith, would reduce the number of authorized shares of common stock by the same ratio and increase the par value per share of the common stock by the same ratio.

2. The consideration of such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Stockholders of record at the close of business on December 4, 2009, are entitled to notice of and to vote at the meeting. Each stockholder is entitled to one vote per share.

You are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, we urge you to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or by telephone as provided on the proxy. You may attend the meeting and vote in person even if you have returned a proxy.

By order of the Board of Directors

RICHARD P. NESPOLA
Chairman and CEO

Overland Park, Kansas
December 14, 2009

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR TO VOTE PROMPTLY VIA THE INTERNET OR BY TELEPHONE AS PROVIDED ON THE PROXY.

THE MANAGEMENT NETWORK GROUP, INC.
7300 COLLEGE BOULEVARD, SUITE 302
OVERLAND PARK, KANSAS 66210

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
JANUARY 21, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of The Management Network Group, Inc. (“we,” “us,” the “Company” or “TMNG”), for use at the Special Meeting of Stockholders to be held January 21, 2010 at 9:00 a.m. local time, or at any postponement or adjournment thereof (the “Special Meeting”), for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the offices of Bingham McCutchen LLP, 2020 K Street NW, 11th Floor, Washington, DC 20006-1806.

These proxy solicitation materials are expected to be first mailed on or prior to December 14, 2009, to all stockholders entitled to vote at the Special Meeting.

RECORD DATE AND SHARE OWNERSHIP

Stockholders of record at the close of business on December 4, 2009 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting. On the Record Date, 35,141,884 shares of our common stock were outstanding.

REVOCABILITY OF PROXIES

You may revoke your proxy at any time before the Special Meeting by (a) delivering to the Secretary of the Company prior to the Special Meeting a written notice of revocation or a duly executed proxy bearing a later date or (b) voting via the Internet or by telephone subsequent to the date shown on a previously executed and delivered proxy or the date of a prior Internet or telephone vote. You may also revoke your proxy by attending the Special Meeting and voting in person. If you only attend the Special Meeting but do not vote, your proxy will not be revoked.

VOTING AND SOLICITATION

Each stockholder is entitled to one vote for each share held as of the Record Date. If your shares are held in “street name” and you wish to vote at the Special Meeting, you must obtain a proxy form from the institution that holds your shares.

We will pay the cost of soliciting proxies. We expect to reimburse banks, brokerage firms and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of their shares.

We have retained InvestorCom, Inc. (“InvestorCom”), a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Special Meeting at an anticipated cost not to exceed $3,500, plus reimbursement of reasonable-out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items. In addition, we have agreed to indemnify InvestorCom against certain losses arising out of that firm’s proxy soliciting services on our behalf. Certain of our directors, officers and employees may also solicit proxies, without additional compensation, personally or by telephone or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections appointed for the meeting, who will determine whether or not a quorum is present.

The required quorum for the transaction of business at the Special Meeting is a majority of the shares of stock of the Company issued and outstanding and entitled to vote thereat, present in person or represented by proxy. Shares voted “FOR” or “AGAINST” a matter will be treated as being present at the meeting for purposes of establishing a quorum and will also be treated as shares voted at the Special Meeting. Abstentions and broker non-votes will also be treated as being present for purposes of determining the presence of a quorum. A “broker non-vote” will occur when a broker holding shares for a beneficial owner votes at the meeting but does not vote on a particular proposal because the broker does not have discretionary voting authority for the proposal and has not received instructions from the beneficial owner (customer-directed abstentions are not broker non-votes).

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon is required to approve the proposal relating to the amendment of the Certificate of Incorporation to effect a reverse stock split. Because the vote is based on the total number of shares outstanding rather than the votes cast at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board recommends you vote:

•	FOR the approval of the proposed amendment to the Company’s Certificate of Incorporation to effect a reverse stock split.

If any other matter properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 21, 2010.

This proxy statement is available to you at www.proxyvote.com.

PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

The Company’s Board of Directors has adopted a resolution approving and recommending to the Company’s stockholders for their approval an amendment to the Company’s Certificate of Incorporation which would effect a 1-for-5 reverse stock split of its issued and outstanding common stock, and in connection therewith, would reduce its authorized shares of common stock by the same ratio from 100 million to 20 million shares and increase the par value per share of the common stock by the same ratio from $0.001 per share to $0.005 per share. The Board of Directors’ primary purpose in proposing the reverse stock split is to raise the per share trading price of the Company’s common stock to better enable the Company to maintain the listing of its common stock on NASDAQ.

If it is approved by the stockholders, the reverse stock split, including the reduction in the number of shares of authorized common stock and increase in the par value per share of common stock, will be accomplished by the filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board of Directors reserves the right to abandon the reverse stock split or to delay the reverse stock split for up to six months after the Special Meeting if it determines that it is in the best interests of the Company and the stockholders to do so. See “Board of Directors Discretion.”

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately before the reverse stock split.

The form of the proposed amendment to the Certificate of Incorporation to accomplish the reverse stock split is attached to this proxy statement as Appendix A. The following discussion is qualified in its entirety by the full text of the proposed amendment to the Certificate of Incorporation, which is hereby incorporated by reference.

Purposes of the Reverse Stock Split

NASDAQ Listing.  The Board of Directors’ primary objective in proposing the reverse stock split is to raise the per share trading price of the Company’s common stock to better enable the Company to maintain the listing of its common stock on NASDAQ. The Company’s common stock is currently listed on The NASDAQ Global Market. On September 16, 2009, the Company received notice from the NASDAQ Stock Market stating that for thirty (30) consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on NASDAQ under Marketplace Rule 5450(a)(1). The bid price of the Company’s common stock has remained below the minimum $1.00 per share since September 16, 2009.

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days from September 16, 2009 to regain compliance. Under applicable NASDAQ rules, in order to regain compliance with the $1.00 minimum bid price requirement and maintain the Company’s listing on NASDAQ, the $1.00 bid price must be maintained for a minimum of ten (10) consecutive business days. However, under NASDAQ rules, NASDAQ may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten (10) consecutive business days, but generally not more than twenty (20) consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance with the minimum bid price requirement. If the Company does not regain compliance with the minimum bid price rule by March 15, 2010, NASDAQ will provide notice to the Company that the common stock will be delisted from NASDAQ. If the Company receives such a letter, the Company will have an opportunity to appeal the determination to a NASDAQ Hearing Panel.

The reverse stock split is intended to raise the bid price of the common stock to satisfy the $1.00 minimum bid price requirement. However, there can be no assurance that the reverse stock split, if implemented, will have the desired effect of sufficiently raising the common stock price. The effect of a reverse stock split upon the market price of the common stock cannot be predicted with any certainty. The market price of the common stock may vary based on other factors that are unrelated to the number of shares outstanding, including the Company’s future performance. The Company also cannot assure you that the common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of the common stock remains in excess of $1.00. If a delisting from NASDAQ were to occur, the Company may seek to have the common stock traded on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient and liquid than the NASDAQ Global Market or the NASDAQ Capital Market.

Even if the closing bid price of the common stock satisfies the minimum closing bid price rule prior to the Special Meeting, the Company may still effect the reverse stock split if stockholders approve this proposal and the Board of Directors determines that effecting the reverse stock split would be in the best interests of the Company and its stockholders.

Investor Interest.  The Company believes that an increased stock price could enhance the appeal of its common stock to the financial community, including institutional investors, and the general investing public. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of these policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. The Company believes that the anticipated higher market price resulting from a reverse stock split would better enable institutional investors and brokerage firms with such policies and practices to invest in our common stock.

Ability to Use Form S-3.  The Company believes that the reverse stock split could facilitate any future efforts by the Company to raise capital. The Company may need to raise additional capital from time to time and may elect to do so through the issuance of equity securities. If the Company’s common stock is delisted from NASDAQ, the Company will be ineligible to use Securities and Exchange Commission (“SEC”) Form S-3 to register additional shares of common stock either for issuance by the Company in certain circumstances or for resale by others. This will make it more difficult and more expensive for us to register any additional securities, which may adversely affect our ability to raise additional funds.

Anticipated Effects of Reverse Stock Split

Effect on the Market Price of the Common Stock.  Although the Company expects that the reverse stock split will result in an increase in the market price of the common stock, the reverse stock split may not increase the market price of the common stock in proportion to the reduction in the number of shares of common stock outstanding or result in a permanent increase in the market price. For example, based on the closing price of the common stock on December 4, 2009 of $0.41 per share, if the stockholders approve, and the Board of Directors implements, the reverse stock split, there can be no assurance that the post-split market price of the common stock would be $2.05 (5x current price) per share or greater. The market price is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in the Company’s reports filed with the SEC. If the reverse stock split is accomplished and the market price of the common stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, the market price of a company’s shares declines after a reverse stock split.

Effect on the Market for the Common Stock.  If the Company is able to maintain the listing of its common stock on NASDAQ, the Company would not suffer the potential loss of liquidity resulting from delisting. Although the Company believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that the share price will satisfy the investing guidelines of institutional investors or investment funds. In addition, the reduced number of outstanding shares of common stock resulting from the reverse stock split could adversely affect the liquidity of the Company’s common stock. As a result, the trading liquidity of the common stock may be adversely affected by the reverse stock split.

Effect on Authorized and Outstanding Shares.  Currently, we are authorized to issue up to a total of 100,000,000 shares of common stock, of which 35,141,884 shares were outstanding as of December 4, 2009.

Immediately following the effectiveness of the proposed amendment to the Company’s Certificate of Incorporation, the total authorized number of shares of common stock will be reduced to 20,000,000 shares.

The following table contains approximate information relating to the common stock under the proposed 1-for-5 reverse stock split ratio, without giving effect to any adjustments for fractional shares of common stock, as of December 4, 2009:

Common Stock	Pre-Reverse Split	Post 1-for-5 Reverse Split

Authorized	100,000,000	20,000,000
Outstanding	35,141,884	7,028,377
Reserved for future issuance pursuant to Amended and Restated 1998 Equity Incentive Plan	3,921,436	784,287
Reserved for future issuance pursuant to Amended and Restated 1999 Employee Stock Purchase Plan	1,093,558	218,712
Reserved for future issuance pursuant to 2000 Supplemental Stock Plan	2,782,794	556,559

Currently, the Company is authorized to issue up to a total of 10,000,000 shares of preferred stock, none of which are issued and outstanding, but 100,000 of which have been reserved for issuance in connection with the Company’s stockholders’ rights plan. The proposed amendment to the Company’s Certificate of Incorporation will not impact the total authorized number of shares of preferred stock. The number of rights under the Company’s Rights Agreement dated March 27, 2008 associated with each share of stock and the voting, dividend and liquidation rights of the Series A Junior Participating Preferred Stock will be adjusted in accordance with their terms to reflect the reverse stock split.

The proposed amendment to the Certificate of Incorporation will change the par value of the Company’s common stock to $0.005 per share. The par value of the preferred stock will remain at $0.001 per share.

Effect on Outstanding Stock Awards; Stock Plans.  The reverse stock split, when implemented, will affect outstanding restricted stock awards and options to purchase the Company’s common stock. The Company’s Amended and Restated 1998 Equity Incentive Plan, Amended and Restated 1999 Employee Stock Purchase Plan and 2000 Supplemental Stock Plan (collectively, the “Plans”) include provisions for appropriate adjustments to the number of shares of common stock covered by the Plans and to stock options and other grants of stock-based awards under the Plans, as well as the per share exercise prices (and per share purchase prices in the case of the Amended and Restated 1999 Employee Stock Purchase Plan). If stockholders approve the reverse stock split, an outstanding stock option to purchase five shares of common stock would thereafter evidence the right to purchase one share of common stock consistent with the reverse stock split ratio, and the exercise price per share would be a corresponding multiple of the previous exercise price. For example, a pre-split option for 500 shares of common stock with an exercise price of $0.50 per share would be converted post-split into an option to purchase 100 shares of common stock with an exercise price of $2.50 per share. Further, the number of shares of common stock reserved for issuance under the plans will be reduced by the same ratio.

Effect on Existing Stockholders.  The number of shares of common stock held by each stockholder will be reduced as a result of the reverse stock split. For example, a stockholder holding 5,000 shares of common stock before the reverse stock split would hold 1,000 shares of common stock immediately after the reverse stock split. Each stockholder’s proportionate ownership of outstanding shares of common stock would remain the same, except that stockholders who would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments for such fractional shares. A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of fewer than 100 shares of common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100. Stockholders selling odd lots created by the reverse stock split may incur increased brokerage commissions in selling such shares. Stockholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to the shares of common stock that would have been exchanged for such fractional shares. The number of stockholders of record will not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest.

Effect on the Company.  The Company expects its business and operations to continue as they are currently being conducted and the reverse stock split is not anticipated to have any effect upon the conduct of such business. The Company expects to pay less than $1,300 in consideration to cash out fractional shares. The Company expects to incur expenses of approximately $36,000 to effect the reverse stock split.

Effect on Registration under the Securities Exchange Act of 1934.  The Company’s common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (“Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, the Company currently expects that the common stock will continue to be traded on the NASDAQ Global Market under the symbol “TMNG”, provided that the Company meets the continued listing requirements (although NASDAQ would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Accounting Effects.  Net earnings/loss per share and book value per share will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding. Appropriate adjustments will be made to the stockholders equity account on the Company’s balance sheet to reflect the decrease in issued and outstanding shares, the increase in par value per share and the repurchase of fractional shares.

Treatment of Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split. If, as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment equal to the fair value of the fractional share as of the effective date of the reverse stock split, as determined by the Board of Directors. The Board of Directors has approved utilizing the average closing sales price of the common stock over the ten trading days immediately preceding the effective date of the reverse stock split, as reported on the NASDAQ Global Market, for determining fair value, unless otherwise determined by the Board of Directors prior to the effective date of the reverse stock split. No transaction costs will be assessed to stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares.

After the reverse stock split, then current stockholders will have no further interest in the Company with respect to fractional shares. Such stockholders will only be entitled to receive the cash payment described above. Such cash payments may reduce the number of post-split stockholders; however, this is not the purpose of the reverse stock split.

Stockholders should be aware that under the escheat laws of the relevant jurisdictions, cash payments not timely claimed after the effective date of the reverse stock split may be required to be paid to designated agents for the relevant jurisdictions.

Exchange of Certificates

Stockholders holding shares of common stock in certificate form will be sent a transmittal letter by the transfer agent after the effectiveness of the reverse stock split. The letter of transmittal will contain instructions on how a stockholder should surrender its, his or her certificate(s) representing shares of common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (“New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates for New Certificates registered in the same name.

Upon surrendering all Old Certificates together with a properly completed and executed letter of transmittal, stockholders will receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the reverse stock split. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to represent the number of whole shares of post-reverse stock split Common stock to which these stockholders are entitled.

If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legend that is on the back of the Old Certificate. Any stockholder whose Old Certificate has been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.

Upon the reverse stock split, the Company intends to treat shares of common stock held by stockholders in “street name,” that is, through a bank, broker or other nominee, in the same manner as stockholders whose shares of common stock are registered in their names. Banks, brokers or other nominees will be asked to effect the reverse stock split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, the stockholder is encouraged to contact the stockholder’s bank, broker or other nominee.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. The summary does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Accordingly, notwithstanding anything to the contrary, each stockholder should consult his, her or its tax advisor to determine the particular tax consequences to him, her or it of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws. The following summary assumes that shares of common stock are held as “capital assets” within the meaning of the Internal Revenue Code of 1986, as amended.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of a fractional share). The adjusted basis of the new shares of common stock will be the same as the adjusted basis of old shares of common stock exchanged for such new shares of common stock, reduced by the amount of adjusted basis allocated to the fractional share for which cash is received. The holding period of the new, post-split shares of common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding period for the pre-split shares of common stock exchanged for the new shares of common stock. A stockholder who receives cash in lieu of a fractional share generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the adjusted basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional share were held as a capital asset, the gain or loss generally will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse stock split shares were held for one year or less and long term if held more than one year.

Board of Directors Discretion

Although the Board of Directors requests stockholder approval of the proposed amendment to the Certificate of Incorporation, the Board reserves the authority to decide, in its discretion, to abandon or delay the reverse stock split after such vote and before the effectiveness of the reverse stock split. For example, the Board may decide in its discretion to abandon or delay the reverse stock split if the Company is in compliance with the NASDAQ Global Market continued listing requirements at the time of the Special Meeting. If the Board fails to effect the reverse stock split within six months after the Special Meeting, stockholder approval again would be required prior to implementing any subsequent reverse stock split.

No Dissenters’ Rights

The holders of shares of common stock will have no dissenters’ rights of appraisal under Delaware law, the Certificate of Incorporation or the Bylaws with respect to the proposed amendment to the Certificate of Incorporation to accomplish the reverse stock split.

Approval Required

The affirmative vote of a majority of the shares of common stock of the Company entitled to vote thereon is required to approve the proposed amendment to the Company’s Certificate of Incorporation to accomplish a reverse stock split of the Company’s common stock. The effect of an abstention or broker non-vote is the same as that of a vote against the proposal.

The Board of Directors recommends that the stockholders vote FOR approval of the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of December 4, 2009, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the named executive officers, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

	Shares Beneficially Owned
Beneficial Owner	Total Number	Percent

5% Stockholders (excluding executive officers or directors)
Thomas E. Lynch, Charles M.B. Goldman, Scott P. Scharfman, Mill Road Capital GP LLC and Mill Road Capital, L.P.(1) Two Sound View Drive, Greenwich, CT 06830	2,782,537	7.9%
Potomac Capital Management, LLC, Potomac Capital Management II, LLC and Paul J. Solit(2) 825 Third Avenue, 33rd Floor, New York, NY 10022	2,228,525	6.3%
Executive Officers & Directors
Richard P. Nespola(3) 7300 College Boulevard, Suite 302, Overland Park, KS 66210	3,013,438	8.5%
Micky K. Woo(4) 7300 College Boulevard, Suite 302, Overland Park, KS 66210	2,243,821	6.4%
Donald E. Klumb(5)	278,377	*
Robert House(6)	200,000	*
Roy A. Wilkens(7)	133,500	*
Andrew D. Lipman(8)	112,500	*
Frank M. Siskowski(9)	97,500	*
Robert J. Currey(10)	92,500	*
A. Reza Jafari	—	*
All directors and executive officers as a group (10 persons)	6,265,386	17.7%

*	Less than 1% of the outstanding shares of common stock

(1)	Based on information provided by Thomas E. Lynch, Charles M.B. Goldman, Scott P. Scharfman, Mill Road Capital GP LLC and Mill Road Capital, L.P. in a Schedule 13D filed on August 17, 2009. Thomas E. Lynch, Charles M.B. Goldman, Scott P. Scharfman, Mill Road Capital GP LLC and Mill Road Capital, L.P. jointly own 2,782,537 shares.

(2)	Based on information provided by Potomac Capital Management, LLC, Potomac Capital Management II, LLC, and Paul J. Solit, in a Schedule 13G/A filed on September 28, 2009. Potomac Capital Management, LLC and Paul J. Solit jointly own 2,016,818 shares, Potomac Capital Management II, LLC and Paul J. Solit jointly own 188,007 shares, and Paul J. Solit individually owns 23,700 shares.

(3)	Includes 276,300 exercisable stock options. Mr. Nespola disclaims beneficial ownership of 506,576 shares of common stock held by the Quimby Lane 2002 Trust, which is an irrevocable grantor trust of which Mr. Nespola’s spouse and adult son are the sole beneficiaries.

(4)	Includes 1,000,000 shares held by Woo 2005 Family Trust, 919,521 shares held by Micky K. Woo Trust, 70,200 shares held by Growth Unlimited, Inc., and 179,100 exercisable stock options.

(5)	Includes 75,000 exercisable stock options.

(6)	Includes 200,000 exercisable stock options.

(7)	Includes 50,000 exercisable stock options.

(8)	Includes 112,500 exercisable stock options.

(9)	Includes 87,500 exercisable stock options.

(10)	Includes 87,500 exercisable stock options.

To the knowledge of the Company, all of the beneficial owners of five percent or more of the outstanding common stock hold their interests in compliance with the terms of the Company’s stockholder rights plan, which restricts beneficial ownership of five percent or more of the outstanding common stock subject to certain exceptions.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

In addition to the requirements under SEC Rule 14a-8 regarding the inclusion of stockholder proposals in the Company’s proxy statement and form of proxy relating to an annual meeting of stockholders, our Bylaws establish procedures which stockholders must follow in order to nominate directors or make proposals other than under SEC Rule 14a-8 for consideration at an annual meeting of stockholders. Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary of the Company. A copy of our Bylaws was filed as Exhibit 3.2 to our Form 8-K filed with the SEC on April 20, 2009 and is available on the SEC’s website (www.sec.gov).

Stockholder Nominees for 2010 Annual Meeting of Stockholders.

If you are a stockholder of record and wish to nominate someone to the Board of Directors, you must give written notice to the Company’s Secretary. Your notice must be delivered to or mailed and received at the principal executive offices of the Company not more than 150 calendar days and not less than 120 calendar days in advance of the first anniversary date of mailing of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting has been advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary of the prior year’s meeting date, notice must be delivered and received no earlier than 150 calendar days before such annual meeting and not less than the later of (i) 120 calendar days before such annual meeting or (ii) ten (10) calendar days following the day on which public announcement of the date of the annual meeting is first made. A nomination received after such date will be deemed untimely and will not be considered. Your notice must include the information specified in our Bylaws and a written consent of each nominee to serve as a director of the Company if elected. Under our Bylaws, the chairperson of the annual meeting of stockholders has the power and duty to determine whether a nomination was made in accordance with the Bylaws, and, if not in compliance with the Bylaws, to declare that the defective nomination shall be disregarded.

Stockholder Proposals at 2010 Annual Meeting of Stockholders.

If you are a stockholder of record and wish to make a proposal to the stockholders other than pursuant to SEC Rule 14a-8, you must give written notice to the Company’s Secretary in accordance with the same procedure specified for nominations of directors, and the notice must provide the information specified in our Bylaws. Any proposal received after the date specified above will be deemed untimely and will not be considered. Under our Bylaws, the proposal will not be considered if the proposal is not in accordance with applicable law and the rules of the SEC. Under our Bylaws, the chairperson of the annual meeting of stockholders has the power and duty to determine whether any business proposed to be brought before the meeting was made in accordance with the Bylaws, and, if not in compliance with the Bylaws, to declare that such proposal shall be disregarded.

Deadline for Including a Stockholder Proposal in the Proxy Statement for the 2010 Annual Meeting of Stockholders.

Proposals that are intended to be presented by stockholders at our 2010 annual meeting of stockholders must be received by us no later than December 28, 2009 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with SEC regulations governing the solicitation of proxies.

HOUSEHOLDING

A single copy of this proxy statement is being delivered to any multiple stockholders sharing the same address pursuant to SEC Rule 14a-3(e)(1), unless we or our transfer agent have received contrary instructions from one or more of those stockholders. We agree to deliver promptly upon written or oral request a separate copy of this proxy statement to any stockholder at a shared address to which a single copy has been delivered. You may notify us that you wish to receive a separate copy of the proxy statement for the Special Meeting or any future Annual Meeting by contacting us at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, (913) 345-9315, Attention: Secretary. Stockholders who are members of a single household receiving multiple copies of those documents and who wish to receive a single copy may contact us at the same address or telephone number.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

The Board of Directors

Overland Park, Kansas
December 14, 2009

APPENDIX A

PROPOSED AMENDMENT TO

CERTIFICATE OF INCORPORATION

THE MANAGEMENT NETWORK GROUP, INC.

RESOLVED, that the Certificate of Incorporation of the Company shall be amended as follows:

The first paragraph of Article IV is hereby amended to read in its entirety as follows:

This corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation has authority to issue is 20,000,000 with par value of $0.005 per share. The total number of shares of Preferred Stock which this corporation has authority to issue is 10,000,000 with a par value of $0.001 per share.

The following is hereby added at the end of Article IV:

Reverse Stock Split

On the effective date of the amendment revising Article IV and adding this paragraph to Article IV pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of Common Stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date, shall be and hereby is, reclassified as and changed into one-fifth (1/5) of a share of Common Stock, par value $0.005 per share (the “New Common Stock”). Each outstanding stock certificate which immediately before the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-fifth (1/5), and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. No fractional shares of New Common Stock will be issued, and stockholders who would otherwise be entitled to receive one or more fractional shares of New Common Stock shall instead receive a cash payment equal to the fair value, as determined by the Board of Directors, of such fractional shares as of the Effective Date.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting THE MANAGEMENT NETWORK GROUP, INC. instruction form. 7300 COLLEGE BLVD, SUITE 302 OVERLAND PARK, KS 66210 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M18496-S52915 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE MANAGEMENT NETWORK GROUP, INC. 1. APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE For Against Abstain OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT The Board has adopted, subject to the approval of the 0 0 0 stockholders, an amendment to the Company’s Certificate of Incorporation, which is summarized in the Proxy Statement. A copy of the proposed amendment is attached as Appendix A to the Proxy Statement. VOTE REQUIRED AND RECOMMENDATION Approval of the amendment requires the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 REGARDING AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT For address changes and/or comments, please check this box 0 and write them on the back where indicated.
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on January 21, 2010: The Notice and Proxy Statement is available at www.proxyvote.com. M18497-S52915 THE MANAGEMENT NETWORK GROUP, INC. By signing this proxy, you revoke all prior proxies and appoint Donald E. Klumb and Thurston K. Cromwell, and each of them, with full power of substitution to vote these share on the matters proposed and any other matters which may come before the Special Meeting and all adjournments. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE MANAGEMENT NETWORK GROUP, INC. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY YOU. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL. NOTICE IS HERE BY GIVEN that the Special Meeting of Stockholders of THE MANAGEMENT NETWORK GROUP, INC., a Delaware corporation, will be held on January 21, 2010 at 9:00 a.m. local time, at the offices of Bingham McCutchen LLP, 2020 K Street NW, 11th Floor, Washington, DC 20006-1806. Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side